As filed with the Securities and Exchange Commission on March 16, 2026

Registration No. 333-271951

Registration No. 333-276717

Registration No. 333-280700

Registration No. 333-281322

Registration No. 333-289965

Registration No. 333-292569

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to Form S-1 Registration Statement No. 333-271951

Post-Effective Amendment No. 2 to Form S-1 Registration Statement No. 333-276717

Post-Effective Amendment No. 1 to Form S-1 Registration Statement No. 333-280700

Post-Effective Amendment No. 1 to Form S-1 Registration Statement No. 333-281322
Post-Effective Amendment No. 1 to Form S-1 Registration Statement No. 333-289965
Post-Effective Amendment No. 1 to Form S-1 Registration Statement No. 333-292569
UNDER
THE SECURITIES ACT OF 1933

Signing Day Sports, Inc.

(Exact name of registrant as specified in its charter)

Delaware	7389	87-2792157
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1540 Broadway, Ste 1010

New York, NY 10036

(917) 558-3563

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jerry Tang

Chief Executive Officer

1540 Broadway, Ste 1010

New York, NY 10036

(917) 558-3563

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq.

Tahra Wright, Esq.

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

(212) 407-4000

Approximate date of commencement of proposed sale to the public: Not applicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-1 (collectively, the “Registration Statements”) filed by Signing Day Sports, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

1.	Registration Statement on Form S-1 (File No. 333-271951), originally filed with the SEC on May 15, 2023, and declared effective by the SEC on November 13, 2023, registering (a) the Registrant’s offering of (i) 25,000 shares of the Registrant’s common stock, par value $0.0001 per share (“common stock”), (ii) warrants to purchase 2,013 shares of common stock, and (iii) 2,013 shares of common stock issuable upon exercise of warrants, and (b) the offering of up to 46,154 shares of common stock by certain selling stockholders named therein, consisting of (i) 14,507 shares of common stock; (ii) 7,673 shares of common stock issuable upon conversion of 6% convertible unsecured promissory notes; (iii) 4,384 shares of common stock issuable upon conversion of 8% convertible unsecured promissory notes; and (iv) 19,590 shares of common stock issuable upon exercise of warrants; as amended by Post-Effective Amendment No. 1, originally filed with the SEC on April 4, 2024, and declared effective by the SEC on April 10, 2024, registering the Registrant’s offering of (i) warrants to purchase 1,750 shares of common stock and (ii) 1,750 shares of common stock underlying warrants;

2.	Registration Statement on Form S-1 (File No. 333-276717), originally filed with the SEC on January 26, 2024, and declared effective by the SEC on February 14, 2024, registering the offering of up to 97,107 shares of common stock by the selling stockholder named therein, as amended by Post-Effective Amendment No. 1, originally filed with the SEC on April 4, 2024, and declared effective by the SEC on April 10, 2024, registering the offering of up to 4,511,391 shares of common stock by the selling stockholder named therein;

3.	Registration Statement on Form S-1 (File No. 333-280700), originally filed with the SEC on July 5, 2024, and declared effective by the SEC on July 18, 2024, registering the offering of up to 138,418 shares of common stock by the selling stockholders named therein, consisting of (i) 7,086 shares of common stock, (ii) 79,002 shares of common stock issuable upon conversion of senior secured promissory notes, and (iii) 52,330 shares of common stock issuable upon exercise of warrants;

4.	Registration Statement on Form S-1 (File No. 333-281322), originally filed with the SEC on August 7, 2024, and declared effective by the SEC on August 29, 2024, registering the offering of up to 73,764 shares of common stock by the selling stockholders named therein, consisting of (i) 14,248 shares of common stock, (ii) 59,029 shares of common stock issuable upon exercise of pre-funded warrants, and (iii) 487 shares of common stock issuable upon exercise of a warrant;

5.	Registration Statement on Form S-3 filed with the SEC on August 29, 2025, as amended on Pre-Effective Amendment on Form S-1 to Form S-3 on September 25, 2025 (File No. 333-289965), and declared effective by the SEC on September 30, 2025, registering the offering of up to 1,297,322 shares of common stock by the selling stockholder named therein; and

6.	Registration Statement on Form S-1 (File No. 333-292569), originally filed with the SEC on January 5, 2026, and declared effective by the SEC on January 13, 2026, registering the Registrant’s offering of (a) 9,483,500 shares of common stock, (b) warrants to purchase up to 14,225,250 shares of common stock, (c) representative’s warrants to purchase up to 474,175 shares of common stock, and (d) up to 14,699,425 shares of common stock issuable upon exercise of warrants and representative’s warrants.

All share numbers set forth above reflect a one-for-forty-eight (1-for-48) reverse stock split of the outstanding common stock which became effective on November 16, 2024.

Pursuant to the Business Combination Agreement, dated as of May 27, 2025, by and among the Registrant, One Blockchain LLC, a Delaware limited liability company (“One Blockchain”), BlockchAIn Digital Infrastructure, Inc., a Delaware corporation (“BlockchAIn”), BCDI Merger Sub I Inc., a Delaware corporation and a wholly-owned subsidiary of BlockchAIn (“Merger Sub I”), and BCDI Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of BlockchAIn (“Merger Sub II”), as amended by Amendment No. 1 to the Business Combination Agreement, dated as of November 10, 2025, between the Registrant and One Blockchain, as amended by Amendment No. 2 to the Business Combination Agreement, dated as of December 21, 2025, among the Registrant, One Blockchain, BlockchAIn, Merger Sub I, and Merger Sub II (as amended, the “Business Combination Agreement”), among other things, Merger Sub I merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a direct wholly-owned subsidiary of BlockchAIn, and Merger Sub II merged with and into One Blockchain, with One Blockchain continuing as the surviving limited liability company and a direct wholly-owned subsidiary of BlockchAIn. As a result of the transactions contemplated by the Business Combination Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on March 16, 2026.

Signing Day Sports, Inc.

/s/ Jerry Tang
Name:	Jerry Tang
Title:	President

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.

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